Exhibit 10.24(a)

Execution Version

AMENDMENT NO. 1 (this “Amendment”), dated as of August 12, 2021, to the Credit Agreement dated as of June 30, 2021 (as amended, restated, supplemented or otherwise modified from time to time immediately prior to the date hereof, the “Existing Credit Agreement ”; the Existing Credit Agreement as amended hereby and as may be otherwise amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) between (i) OFFERPAD, INC., a Delaware corporation (the “Borrower”) and (ii) FIRST AMERICAN TITLE INSURANCE COMPANY, a Nebraska Corporation, as lender (the “Lender”).

WHEREAS, the Borrower has requested that the Lender enter into this Amendment as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Existing Credit Agreement as amended by this Amendment.

SECTION 2. Amendment to the Credit Agreement.

In accordance with Section 9.02 of the Existing Credit Agreement and effective as of the Amendment Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth on Annex I hereto.

SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, each Loan Party represents and warrants to the Agents and the Noteholders that, on and as of the Amendment Effective date:

(a) no Default or Event of Default has occurred and is continuing as of the date hereof after giving effect to this Amendment; and

(b) all of the representations and warranties set forth in the Existing Credit Agreement and the other Loan Documents, each as amended hereby, are true and correct in all material respects (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects) on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

SECTION 4. Amendment Effective Date. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which each of the following conditions shall have been satisfied:

(a) This Amendment shall have been duly executed by each of the Borrower and the Lender.

(b) No Default or Event of Default shall exist or have occurred and be continuing (after giving effect to the provisions of this Amendment).

(c) The representations and warranties of each Loan Parties contained in this Amendment and each other Loan Documents shall be true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the Amendment Effective Date, except to the extent that such representation and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) as of such earlier date.

(d) The Lender shall have received such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents.

(e) The Lender shall have received such other documents and certificates (including Organizational Documents and good standing certificates) as the Lender may reasonably request relating to the solvency, organization, existence and good standing of the Borrower and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated thereby.

(f) The Lender shall have received an opinion of Latham and Watkins LLP, counsel to the Borrower, addressed to the Lender and dated the Amendment Effective Date, in form and substance reasonably satisfactory to the Lender (and the Borrower hereby instructs such counsel to deliver such opinion to such Persons).

(g) The Borrower shall have paid (i) all fees, costs and expenses to the extent that statements for such expenses shall have been delivered to the Borrower on or prior to the Amendment Effective Date (including all such legal fees and expenses of Gibson, Dunn & Crutcher LLP in connection herewith).

(h) The Lender shall have received (i) confirmation from the Borrower that all consents needed under the Existing Loan Documents have been obtained and (ii) evidence of executed modifications and amendments to and/or consents under the SPAC Agreement in form and substance reasonably satisfactory the Lender.

(i) The Lender shall have received a certificate, dated the Amendment Effective Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in this Section and compliance with the conditions set forth herein.

SECTION 5. Effect of Amendment; Reaffirmation of the Loan Parties.

(a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lender under the Credit Agreement or any other Loan Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Documents in similar or different circumstances.

(b) The Borrower acknowledges, confirms, ratifies and reaffirms (i) its respective obligations under the Credit Agreement and the other Loan Documents, (ii) the security interests granted in the Borrower’s assets the Credit Agreement, the Trademark Security Agreement, the Pledge and Security Agreement and the other Loan Documents, and (iii) that the Trademark Security Agreement, the Pledge and Security Agreement and each other Loan Document remains valid, binding and enforceable in all respects against the Borrower and the security interests granted by the Borrower therein shall continue to be in full force and effect, with the same force, effect and priority in effect immediately prior to the Amendment Effective Date.

(c) The Borrower agrees, acknowledges and reaffirms all of the covenants and agreements contained in each of the Credit Agreement and the other Loan Documents.

(d) From and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Credit Agreement as amended by this Amendment. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

(e) This Amendment shall be deemed to be an “amendment” in accordance with Section 9.02 of the Credit Agreement.

SECTION 6. GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Furthermore, the parties hereto agree that this Amendment may be executed by way of electronic signatures, and the parties hereto agree that the electronic signature has the same binding effect as a physical signature. For the avoidance of doubt, the parties hereto agree that this Amendment, or any part thereof, shall not be denied legal effect, validity or enforceability on the ground that it is in the form of an electronic record.

SECTION 8. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

OFFERPAD, INC., as Borrower
By:	/s/ Michael S. Burnett
Name: Michael S. Burnett
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to Credit Agreement]

FIRST AMERICAN TITLE INSURANCE COMPANY, as Lender
By:	/s/ Mark Seaton
Name: Mark Seaton
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to Credit Agreement]

ANNEX I

CREDIT AGREEMENT

[Attached]

[Signature Page to Amendment No. 1 to Credit Agreement]

~~Execution Version~~Amendment No. 1 - August 12, 2021

CREDIT AGREEMENT

dated as of

June 30, 2021

between

OFFERPAD, INC., A DELAWARE CORPORATION,

as Borrower

and

FIRST AMERICAN TITLE INSURANCE COMPANY, A NEBRASKA CORPORATION,

as Lender

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

SECTION 1.01	Defined Terms	1
SECTION 1.02	Terms Generally	~~11~~12
SECTION 1.03	Accounting Terms; Changes in GAAP	12
SECTION 1.04	SPAC Transactions	12
SECTION 1.05	Divisions	~~12~~13

ARTICLE II

COMMITMENTS AND BORROWINGS

SECTION 2.01	Commitments	~~12~~13
SECTION 2.02	Loans and Borrowings	~~12~~13
SECTION 2.03	Borrowing Requests	13
SECTION 2.04	Funding of Borrowings	13
SECTION 2.05	[Reserved]	~~13~~14
SECTION 2.06	Prepayments	~~13~~14
SECTION 2.07	Termination of Commitments	14
SECTION 2.08	Repayment of Loans	14
SECTION 2.09	Interest	14
SECTION 2.10	[Reserved]	~~14~~15
SECTION 2.11	Evidence of Debt	~~14~~15
SECTION 2.12	Payments Generally.	~~14~~15
SECTION 2.13	[Reserved]	~~15~~16
SECTION 2.14	[Reserved]	~~15~~16
SECTION 2.15	Increased Costs	~~15~~16
SECTION 2.16	Taxes	~~16~~17
SECTION 2.17	[Reserved]	~~18~~19
SECTION 2.18	[Reserved]	~~18~~19
SECTION 2.19	Mitigation Obligations	~~18~~19

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01	Existence, Qualification and Power	~~18~~19
SECTION 3.02	Authorization; No Contravention	19
SECTION 3.03	Governmental Authorization; Other Consents	19
SECTION 3.04	Execution and Delivery; Binding Effect	~~19~~20
SECTION 3.05	Financial Statements; No Material Adverse Effect	~~19~~20
SECTION 3.06	Litigation	20
SECTION 3.07	No Material Adverse Effect; No Default	20
SECTION 3.08	Property	~~20~~21
SECTION 3.09	Taxes	~~20~~21

i

SECTION 3.10	Disclosure	~~20~~21
SECTION 3.11	Compliance with Laws	21
SECTION 3.12	[Reserved]	~~21~~22
SECTION 3.13	Environmental Matters	~~21~~22
SECTION 3.14	Margin Regulations	~~21~~22
SECTION 3.15	Investment Company Act	~~21~~22
SECTION 3.16	Sanctions; Anti-Corruption	~~21~~22
SECTION 3.17	Solvency	22

ARTICLE IV

CONDITIONS

SECTION 4.01	Closing Date Conditions	~~22~~23
SECTION 4.02	Conditions to the Borrowing	~~23~~24

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01	Financial Statements	24
SECTION 5.02	Certificates; Other Information	25
SECTION 5.03	Notices	26
SECTION 5.04	Preservation of Existence, Etc	~~26~~27
SECTION 5.05	Maintenance of Properties	~~26~~27
SECTION 5.06	Maintenance of Insurance	~~26~~27
SECTION 5.07	Payment of Obligations	27
SECTION 5.08	Compliance with Laws	27
SECTION 5.09	Environmental Matters	~~27~~28
SECTION 5.10	Books and Records	~~27~~28
SECTION 5.11	Inspection Rights	~~27~~28
SECTION 5.12	Use of Proceeds	~~27~~28
SECTION 5.13	Sanctions; Anti-Corruption Laws	~~27~~28
SECTION 5.14	Existing Loan Document Information	28
SECTION 5.15	Post-Closing	28

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01	Indebtedness	~~28~~29
SECTION 6.02	Liens	~~28~~29
SECTION 6.03	Fundamental Changes	~~29~~30
SECTION 6.04	Dispositions	~~30~~31
SECTION 6.05	Restricted Payments	~~30~~31
SECTION 6.06	Investments	31
SECTION 6.07	Transactions with Affiliates	~~31~~32
SECTION 6.08	Certain Restrictive Agreements	~~31~~32
SECTION 6.09	Changes in Fiscal Periods	~~31~~32
SECTION 6.10	Changes in Nature of Business	32
SECTION 6.11	Restriction on Use of Proceeds	32

SECTION 6.12	Amendments; Modifications	~~32~~33
SECTION 6.13	Sanctions; Anti-Corruption Use of Proceeds	~~32~~33

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01	Events of Default	~~32~~33
SECTION 7.02	Application of Payments	~~34~~35

ARTICLE VIII

[RESERVED]

ARTICLE IX

MISCELLANEOUS

SECTION 9.01	Notices; Public Information.	~~35~~36
SECTION 9.02	Waivers; Amendments	~~37~~38
SECTION 9.03	Expenses; Indemnity; Damage Waiver	~~37~~38
SECTION 9.04	Successors and Assigns	~~38~~39
SECTION 9.05	Survival	~~39~~40
SECTION 9.06	Counterparts; Integration; Effectiveness; Electronic Execution	~~39~~40
SECTION 9.07	Severability	~~39~~40
SECTION 9.08	Right of Setoff	~~40~~41
SECTION 9.09	Governing Law; Jurisdiction; Etc	~~40~~41
SECTION 9.10	WAIVER OF JURY TRIAL	~~41~~42
SECTION 9.11	Headings	~~41~~42
SECTION 9.12	Treatment of Certain Information; Confidentiality	~~41~~42
SECTION 9.13	PATRIOT Act	~~42~~43
SECTION 9.14	Interest Rate Limitation	~~42~~43
SECTION 9.15	Payments Set Aside	~~42~~43
SECTION 9.16	No Advisory or Fiduciary Responsibility	~~42~~43

SCHEDULES

SCHEDULE 2.01	-	Commitments and Lender
SCHEDULE 5.15	-	Post-Closing
SCHEDULE 6.01	-	Indebtedness
SCHEDULE 6.02	-	Liens
SCHEDULE 6.06	-	Investments

CREDIT AGREEMENT dated as of June 30, 2021 (this “Agreement”), between OFFERPAD, INC., a Delaware corporation, as the borrower (the “Borrower”) and ~~First American Title Insurance Company~~FIRST AMERICAN TITLE INSURANCE COMPANY, a Nebraska corporation, as Lender (the “Lender”).

The Borrower has requested that the Lender extend credit to the Borrower, and the Lender is willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceleration of the Loans” has the meaning specified Section 7.01.

“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of all of the equity interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.

“Additional Commitment” means with respect to the Lender, the commitment of the Lender to make a Loan on the Amendment No. 1 Effective Date in the amount of the Lender’s Additional Commitment set forth on Schedule 2.01, as such commitment shall be terminated pursuant to Section 2.07.

“Additional Facility” means the Additional Commitments and all Borrowings thereunder.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Amendment Fee” has the meaning set forth in Amendment No. 1.

“Amendment No. 1” means that certain Amendment No. 1, dated as of August 12, 2021, among the Borrower and the Lender.

“Amendment No. 1 Effective Date” means the first date on which all conditions precedent to the effectiveness of Amendment No. 1 set forth in Section 4 thereof shall have been satisfied or deemed satisfied, which date was August 12, 2021.

“Agreement” has the meaning specified in introductory paragraph hereof.

“Applicable Interest Rate” has the meaning specified Section 2.09(a).

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject

“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04).

“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Borrower” has the meaning specified in the introductory paragraph above.

“Borrowing” means a borrowing consisting of simultaneous Loans made by the Lender on the Closing Date and the Amendment No. 1 Effective Date, as applicable.

“Borrowing Request” means the request for a Borrowing, which shall be in such form as the Lender may approve.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.

“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capital or financing lease.

“Cash Equivalents” has the meaning as such term is defined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which: any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan (other than any person or group that is an equity holder of the Borrower on the Closing Date)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 20% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.02.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitments” mean the Initial Commitments and the Additional Commitments.

“Communications” has the meaning specified in Section 9.01(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, with respect to the Borrower, the Existing Loan Documents).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to overdue principal, the Applicable Interest Rate plus 2.00% per annum and (b) with respect to any other overdue amount (including overdue interest), the Applicable Interest Rate in the case of overdue interest plus 2.00% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c)

provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(a) (subject to such consents, if any, as may be required under Section 9.04(a)).

“Environmental Laws” means all applicable federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health or safety (as such concern exposure to Hazardous Materials) or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning specified in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Loan Documents” means such documents listed on Schedule 6.01 hereto.

“Existing Unsecured Promissory Notes” mean such Indebtedness listed under item 16 on Schedule 6.01 hereto.

“Facility” means the Initial Facility and the Additional Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning specified in Section 3.16(b).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)     all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)     all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)     net obligations of such Person under any Swap Contract;

(d)     all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)     indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but only to the extent of such recourse);

(f)     all Attributable Indebtedness;

(g)     all obligations of such Person in respect of Disqualified Equity Interests; and

(h)     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Initial Commitment” means with respect to the Lender, the commitment of the Lender to make a Loan on the Closing Date in the amount of the Lender’s Initial Commitment set forth on Schedule 2.01, as such commitment shall be terminated pursuant to Section 2.07.

“Initial Facility” means the Initial Commitments and all Borrowings thereunder.

“Interest Payment Date” means (a) the Maturity Date and (b) any Prepayment Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means the Person listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“LL Entities” means the LL Private Lending Fund, L.P., LL Private Lending Fund II, L.P., and LL Funds, LLC.

“Loan” means a loan made by the Lender to the Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Trademark Security Agreement, the Pledge and Security Agreement, each Subordination Agreement, the any promissory notes issued pursuant to Section 2.11(b), any guarantees issued and any other documents entered into in connection herewith.

“Loan Parties” means the Borrower and any Person that guarantees the Obligations (if any).

“Margin Stock” means margin stock within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) or prospects of the Loan Parties and their respective Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of any Loan Party to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Documents.

“Maturity Date” means the earliest of (a) June 30, 2022, (b) Acceleration of the Loans or (c) 1 Business Day after the closing of one or a series of transactions by the Borrower (other than a Securitization Financing) that results in the receipt of at least $100,000,000 in net cash proceeds (except that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day).

“Maximum Rate” has the meaning specified in Section 9.14.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Parties arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest is allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, indemnities and other amounts payable by the Loan Parties under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties.

“OFAC” has the meaning specified in Section 3.16(a).

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 9.04(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) as amended).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge and Security Agreement” means that Pledge and Security Agreement, dated as of July 16, 2021, by and between the Borrower and the Lender.

“Prepayment Notice” means a notice by the Borrower to prepay Loans, which shall be in such form as the Lender may approve.

“Recipient” means the Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Register” has the meaning specified in Section 9.04(b).

“Responsible Officer” means (a) the chief executive officer, president, executive vice president or a Financial Officer of the Borrower and (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01, any vice president, secretary or assistant secretary of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Sanctions” has the meaning specified in Section 3.16(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Financing” means any transaction or series of transactions that have been (pursuant to one or more of the Existing Loan Documents) or may be entered into by the Borrower (solely as a servicer or asset manager and/or guarantee provider on a non-recourse or limited recourse basis substantially consistent with the applicable Existing Loan Documents or otherwise on customary market terms) or any of its Subsidiaries pursuant to which special purpose bankruptcy remote Subsidiaries of the Borrower sell, convey or otherwise transfer, or grant a security interest or Lien in, any real estate inventory assets of such Subsidiary, and any assets related thereto, including all contracts and all guarantees or other obligations in respect of such financing, proceeds of such financing and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving such financing as determined by the Borrower in good faith and otherwise substantially consistent with the applicable Existing Loan Documents or otherwise on customary market terms, in each case, solely to the extent any such transactions are entered into the ordinary course of business and is otherwise consistent with the board approved business plan for the relevant fiscal period.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPAC” means Supernova Partners Acquisition Company, Inc., a Delaware corporation.

“SPAC Transaction” means any transaction or series of transactions, including without limitation, such transactions contemplated by the Agreement and Plan of Merger, dated as of March 17, 2021, by and among Supernova Partners Acquisition Company, Inc., Orchids Merger Sub, Inc., Orchids Merger Sub, LLC, and OfferPad, Inc., as amended from time to time (such agreement, the “SPAC Agreement), that results in the direct or indirect acquisition of the Borrower (or any parent or subsidiary thereof) by, or a merger or other combination with or investment from, a publicly traded special purpose acquisition company or similar third party (in each case, including any parent or subsidiary thereof), irrespective of the voting power of the resulting entity held by the shareholders of the Company preceding such transaction or series of transactions.

“Subordination Agreements” means each of the subordination agreements entered into by the respective holders of the Existing Unsecured Promissory Notes, the Borrower, and the Lender.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trade Date” has the meaning specified in Section 9.04(f)(i).

“Trademark Security Agreement” means that Trademark Security Agreement, dated as of June 30, 2021, by and between the Borrower and the Lender.

“United States” and “U.S.” mean the United States of America.

“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by Applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of three hundred sixty-six (366) days, and (ii) otherwise, to a year of three hundred sixty-five (365) days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms; Changes in GAAP.

(a)     Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lender pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)     Changes in GAAP. If the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.04 SPAC Transactions. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the parties hereto agree that in no event shall the Loan Agreement or any provision thereof be interpreted to prohibit the SPAC Transaction, in each case, as contemplated to occur, and pursuant to the documentation in effect on, on the Closing Date, and the consummation of such SPAC Transactions will not, on its own, result in a breach or default under the Loan Agreement or any other Loan Document.

SECTION 1.05 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

COMMITMENTS AND BORROWINGS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, the Lender agrees to make a Loan to the Borrower (i) on the Closing Date in an aggregate principal amount equal to the Lender’s Initial Commitment and (ii) on the Amendment No. 1 Effective Date in an aggregate principal amount equal to the Lender’s Additional Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a)     Borrowings. The Loans shall be made (i) on the Closing Date (up to the ~~initial~~Initial Commitment) and (ii) the Amendment No. 1 Effective Date (up to the Additional Commitment) as part of a Borrowing in accordance with the applicable Borrowing Request.

(b)     [Reserved].

(c)     [Reserved].

SECTION 2.03 Borrowing Requests.

(a)     Notice by Borrower. The Borrowing shall be made upon the Borrower’s irrevocable notice to the Lender. Such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Lender (if promptly confirmed by such a written Borrowing Request consistent with such telephonic notice) and must be received by the Lender prior to the Closing Date or the Amendment No. 1 Effective Date, as applicable.

(b)     Content of Borrowing Requests. The Borrowing Request for a Borrowing pursuant to this Section shall specify the following information: the aggregate amount of the requested Borrowing; provided that the Lender shall not be required to make any amount of the ~~initial~~ Commitment available for borrowing to the extent the Borrower does not borrow such amount on the Closing Date or on the Amendment No. 1 Effective Date, as applicable; (ii) the date of such Borrowing (which shall be a Business Day); and (iii) the location and number of the Borrower’s account to which funds are to be disbursed.

(c)     [Reserved].

(d)     [Reserved].

SECTION 2.04 Funding of Borrowings.

(a)     Funding by Lender. The Lender shall make the amount of the Borrowing to be made by it hereunder available to the Lender in immediately available funds at the Lender’s Office not later than 12:00 noon (New York City time), or such later time as the Lender may agree at its sole discretion, on the proposed date thereof. The Lender will make all such funds so received available to the Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable Borrowing Request.

(b)     [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Prepayments.

(a)     Optional Prepayments. The Borrower may, upon notice to the Lender, at any time and from time to time prepay any Borrowing in whole or in part without premium or penalty, in compliance with this Section 2.06.

(b)     [Reserved].

(c)     Notices. Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Lender (if promptly confirmed by such a written Prepayment Notice consistent with such telephonic notice) and must be received by the Lender not later than 11:00 a.m. (New York City time), or such later time as the Lender may agree in its sole discretion, one Business Day before the date of prepayment (such date, a “Prepayment Date”). Each Prepayment Notice shall specify (x) the Prepayment Date, (y) the principal amount of the Borrowing or portion thereof to be prepaid, and (z) the amount of accrued interest to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Lender shall advise the applicable Lender of the contents thereof. Any Prepayment Notice with respect to optional prepayments may made expressly be subject to the occurrence of certain corporate transactions, including the SPAC Transactions.

(d)     [Reserved].

(e)     Amounts; Application. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09.

SECTION 2.07 Termination of Commitments. The Initial Commitments shall automatically and permanently terminate on the Closing Date upon the funding of the Loans under the Initial Facility. The Additional Commitments shall automatically and permanently terminate on the Amendment No. 1 Effective Date upon the funding of the Loans under the Additional Facility.

SECTION 2.08 Repayment of Loans. The Borrower shall repay to the Lender the aggregate principal amount of all Loans outstanding under the ~~Initial~~ Facility on the Maturity Date in an amount equal to the aggregate principal amount of all Loans (together with all accrued interest thereon) outstanding on such date.

SECTION 2.09 Interest.

(a)     Interest Rates. Subject to paragraph (b) of this Section, the Loan shall bear interest at a rate per annum equal to 12.00% (the “Applicable Interest Rate”).

(b)     Default Interest. If any amount payable by the Borrower under this Agreement or any other Loan Document (including principal of any Loan, interest and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate. While any Event of Default exists, the Borrower shall pay interest on the principal amount of all Loans outstanding hereunder at a rate per annum equal to the applicable Default Rate.

(c)     Payment Dates. Accrued interest on each Loan shall be payable in arrears on the Maturity Date and any Prepayment Date applicable thereto and at such other times as may be specified herein; provided that interest accrued pursuant to paragraph (b) of this Section shall be payable on demand.

(d)     Interest Computation. All interest hereunder (including any Default Interest) shall be computed on the basis of a year of 360 days, and in each case shall be calculated monthly on a compound basis based on the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.10 [Reserved].

SECTION 2.11 Evidence of Debt.

(a)     Maintenance of Records. The Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to the Lender resulting from the Borrowing. The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of the Lender to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents.

(b)     Promissory Notes. Upon the request of the Lender, the Borrower shall prepare, execute and deliver to the Lender a promissory note of the Borrower payable to the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and a form approved mutually by the Lender and the Borrower, which shall evidence the Lender’s Loan in addition to such records.

SECTION 2.12 Payments Generally.

(a)     Payments by Borrower. All payments to be made by the Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Lender, for the account of the Lender to which such payment is owed, at the Lender’s Office in immediately available funds not later than 12:00 noon (New York City time), or such later time as the Lender may agree at its sole discretion, on the date specified herein. All amounts received by the Lender after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest shall continue to accrue. If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.

(b)     Application of Insufficient Payments. Subject to Section 7.02, if at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

SECTION 2.13 [Reserved].

SECTION 2.14 [Reserved].

SECTION 2.15 Increased Costs.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to the Lender, or to reduce the amount of any sum received or receivable by the Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of the Lender or other Recipient, the Borrower will pay to the Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate the Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.16 Taxes.

(a)     Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)     Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(d)     Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e)     [Reserved].

(f)     Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(g)     Status of Lender. (i) The Lender to the extent it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)     Without limiting the generality of the foregoing,

(A)     the Lender shall deliver to the Borrower on or about the date on which the Lender becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax;

(B)     [reserved]:

(C)     [reserved]; and

(D)     if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower and the Lender at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Lender such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Lender as may be necessary for the Borrower and the Lender to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(h)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)     Survival. Each party’s obligations under this Section shall survive the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17 [Reserved].

SECTION 2.18 [Reserved].

SECTION 2.19 Mitigation Obligations.

(a)     Designation of a Different Lending Office. If the Lender requests compensation under Section 2.15, or requires the Borrower to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.16, then the Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.16, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

(b)     [Reserved].

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Loan Parties jointly represent and warrant to the Lender that:

SECTION 3.01 Existence, Qualification and Power. The Loan Parties and each of their respective Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case referred to in clause (a) (other than with respect to any Loan Party), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization; No Contravention. The execution, delivery and performance by the Loan Parties of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of its Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) the Existing Loan Documents or any other material Contractual Obligation to which the Loan Party is a party or affecting the Loan Party or the properties of the Loan Party or any Subsidiary or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Loan Party or any Subsidiary or its property is subject or (c) violate any Law in any material respect.

SECTION 3.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Loan Party of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.

SECTION 3.04 Execution and Delivery; Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Loan Party. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Loan Party, enforceable against the Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.05 Financial Statements; No Material Adverse Effect.

(a)     Financial Statements. Any audited financial statements of the Borrower delivered to the Lender (directly or indirectly through public filings in connection with the SPAC Transaction) prior to the date hereof were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the preceding fiscal quarters delivered to the Lender (directly or indirectly through public filings in connection with the SPAC Transaction) prior to the date hereof were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby, subject to the absence of notes and to normal year-end audit adjustments.

(b)     No Material Adverse Change. Since the date of the last audited financial statements of the Borrower provided to the Lender, there has been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)     Existing Unsecured Promissory Notes. As of the Closing Date and the Amendment No. 1 Effective Date, the Loan Parties have no unsecured debt for borrowed money evidenced by a promissory note or other document other than the Existing Unsecured Promissory Notes.

SECTION 3.06 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of any Loan Party, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary thereof or against any of their properties or revenues that (a) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.

SECTION 3.07 No Material Adverse Effect; No Default. None of the Loan Parties or any of their respective Subsidiaries is in default under or with respect to any Contractual Obligation (including any Existing Loan Document) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.08 Property.

(a)     Ownership of Properties. Each of the Loan Parties and their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)     Intellectual Property. Each of the Loan Parties and their respective Subsidiaries owns, licenses or possesses the right to use all of the trademarks, tradenames, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, business, and the use thereof by the Loan Parties and any of their respective Subsidiaries does not conflict with the rights of any other Person, except to the extent that such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of the Loan Parties and any of their respective Subsidiaries as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person, except to the extent that such infringements and violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan Party, threatened that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.09 Taxes. The Loan Parties and their respective Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10 Disclosure. (a) The Loan Parties have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any Loan Party or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, the Loan Parties represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

(b)     [reserved].

SECTION 3.11 Compliance with Laws. Each of the Loan Parties and their respective Subsidiaries is in compliance with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12 [Reserved].

SECTION 3.13 Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, none of the Loan Parties or any Subsidiary thereof (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received written notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Loan Parties, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of the Loan Parties or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Margin Regulations. The Loan Parties and their respective Subsidiaries are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of the Borrowing, not more than 25% of the value of the assets (of the Borrower only or of the Loan Parties and their respective Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 3.15 Investment Company Act. None of the Loan Parties or any of their respective Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.16 Sanctions; Anti-Corruption.

(a)     None of the Loan Parties, any of their respective Subsidiaries or, to the knowledge of the Loan Parties, any director, officer, employee, agent, or affiliate of any Loan Party or any of their respective Subsidiaries is an individual or entity (“person”) that is, or is owned 50 percent or more, individually or in the aggregate, directly or indirectly or controlled by persons that are: (i) the subject/ of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions.

(b)     The Loan Parties, their respective Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Loan Parties, the agents of the Loan Parties and the Subsidiaries thereof, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. The Loan Parties and the Subsidiaries thereof have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

SECTION 3.17 Solvency. The Borrower and its Subsidiaries on a consolidated basis are Solvent.

ARTICLE IV

CONDITIONS

SECTION 4.01 Closing Date Conditions. The obligation of the Lender to make Borrowings ~~hereunder~~(including with respect to the Additional Facility) is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (and, in the case of each document specified in this Section to be received by the Lender, such document shall be in form and substance satisfactory to the Lender):

(a)     Executed Counterparts. The Lender shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b)     Certificates. The Lender shall have received such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents;

(c)     Corporate Documents. The Lender shall have received such other documents and certificates (including Organizational Documents and good standing certificates) as the Lender may reasonably request relating to the organization, existence and good standing of the Borrower and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated thereby.

(d)     Opinion of Counsel to Borrower. The Lender shall have received an opinion of Latham and Watkins LLP, counsel to the Borrower, addressed to the Lender and dated the Closing Date, in form and substance reasonably satisfactory to the Lender (and the Borrower hereby instructs such counsel to deliver such opinion to such Persons).

(e)     Expenses. The Borrower shall have paid all fees, costs and expenses to the extent that statements for such expenses shall have been delivered to the Borrower on or prior to the Closing Date (including all such legal fees and expenses of Gibson, Dunn & Crutcher LLP in connection herewith).

(f)     Approvals. The Lender shall have received (i) confirmation from the Borrower that all consents needed under the Existing Loan Documents have been obtained and (ii) evidence of executed modifications and amendments to and/or consents under the SPAC Agreement in form and substance reasonably satisfactory the Lender.

(g)     KYC Information.

(i) Upon the reasonable request of the Lender made at least 1 day prior to the Closing Date, the Borrower shall have provided to the Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date.

(ii) [reserved].

(h)     Financial Statements. The Borrower shall have delivered to the Lender the audited financial statements and the unaudited quarterly financial statements of the Borrower referred to in Section 3.05(a).

(i)     Officer’s Certificate. The Lender shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in this Section and compliance with the conditions set forth in clauses (b) and (c) of the first sentence of Section 4.02.

(j)     Other Documents. The Lender shall have received such other documents as the Lender may reasonably request.

(k)     Existing Loan Documents. The Lender shall have received true and complete copies of each of the Existing Loan Documents as in effect on the Closing Date.

(l)     Trademark Security Agreement. The Lender shall have received from the Borrower hereto a counterpart of the Trademark Security Agreement signed on behalf of such party.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the obligations of the Lender to make Borrowings under the Initial Facility hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 1:00 p.m. (New York City time) on June 30, 2021 (and, in the event that such conditions are not so satisfied or waived, the Initial Commitments shall terminate at such time).

SECTION 4.02 Conditions to the Borrowing. The obligation of the Lender to make a Borrowing (including ~~its initial Borrowing~~with respect to the Additional Facility) is additionally subject to the satisfaction of the following conditions:

(a)     the Lender shall have received a written Borrowing Request in accordance with the requirements hereof;

(b)     the representations and warranties of the Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Borrowing (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date); and

(c)     no Default shall have occurred and be continuing or would result from such Borrowing or from the application of proceeds thereof.

The Borrowing Request by the Borrower hereunder and the Borrowing shall be deemed to constitute a representation and warranty by the Borrower on and as of the date of the applicable Borrowing as to the matters specified in clauses (b) and (c) above in this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations shall have been paid in full, the Loan Parties jointly covenant and agree with the Lender that:

SECTION 5.01 Financial Statements. The Borrower will furnish to the Lender:

(a)     as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and

(b)     as soon as available, but in any event within 45 days after the end of each of the fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes;

(c)     as soon as available, but in any event not later than 30 days after the end of each month ending after the Closing Date occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such months), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Financial Officer as being fairly stated in all material respects, subject to normal year-end audit adjustments and the absence of footnotes;

(d)     as soon as available, but in any event at least 60 days after the beginning of each fiscal year of the Borrower, forecasts prepared by management of the Borrower and a summary of material assumptions used to prepare such forecasts, in form satisfactory to the Lender, including projected consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for such fiscal year.

SECTION 5.02 Certificates; Other Information. The Loan Parties will deliver to the Lender:

(a)     concurrently with the delivery of the financial statements referred to in Section 5.01(a), but only to the extent consistent with accounting industry policies generally followed by independent certified public accountants, a certificate of its independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Default arising from a breach under Section 6.12 or, if any such Default shall exist, stating the nature and status of such event;

(b)     concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a duly completed certificate signed by a Responsible Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(c)     promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Loan Parties or any Subsidiary thereof may file or be required to file with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, and not otherwise required to be delivered pursuant hereto;

(d)     promptly after the furnishing thereof, copies of any material request or notice received by the Loan Parties or any Subsidiary thereof, or any materials, statement, report or other information furnished by the Loan Parties or any Subsidiary thereof to any holder of debt of any Loan Party or any Subsidiary thereof, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished pursuant hereto;

(e)     promptly after receipt thereof by the Loan Parties or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f)     promptly following request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Subsidiary thereof, or any audit of any of them as the Lender may from time to time reasonably request; and

(g)     promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Loan Parties or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request; or (ii) information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (c) or Section 5.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); (ii) on which such documents are posted on the Loan Party’s behalf on an Internet or intranet website, if any, to which the Lender have access (whether a commercial, third-party website or whether sponsored by the Lender) or (y) may be deemed delivered under this Agreement to the extent such documents have been filed with the SEC in connection with the SPAC Transaction or shared pursuant to the Organizational Documents of the Borrower.

SECTION 5.03 Notices. The Borrower will promptly notify the Lender of:

(a)     the occurrence of any Default;

(b)     the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect;

(c)     [reserved];

(d)     any material change in accounting or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e)     [reserved]; and

(f)     any matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the occurrence requiring such notice and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 5.04 Preservation of Existence, Etc. The Loan Parties will, and will cause each of their respective Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction expressly permitted by Section 6.03 or 6.04; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect (and for clarity, the Loan Parties may abandon or permit to lapse any patents, trademarks, trade names and service marks that the Loan Parties have determined in their good faith business judgement are no longer necessary or material to the operation of the Loan Parties’ business).

SECTION 5.05 Maintenance of Properties. The Loan Parties will, and will cause each of their respective Subsidiaries to, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Maintenance of Insurance. The Loan Parties will, and will cause each of their respective Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such Persons.

SECTION 5.07 Payment of Obligations. The Loan Parties will, and will cause each of their respective Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08 Compliance with Laws. The Loan Party will, and will cause each of their respective Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09 Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Loan Parties will cause each of their respective Subsidiaries to, (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Loan Party or any of its Subsidiaries, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of the Loan Parties or any of their respective Subsidiaries.

SECTION 5.10 Books and Records. The Loan Parties will, and will cause each of their respective Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Party or such Subsidiary, as the case may be.

SECTION 5.11 Inspection Rights. The Loan Parties will, and will cause each of their respective Subsidiaries to, permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, (a) only the Lender may exercise rights under this Section and (b) the Lender shall not exercise such rights more often than two times during any calendar year; provided, further, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Loan Parties and at any time during normal business hours and without advance notice. The Lender shall give the Loan Party the opportunity to participate in any discussions with the Loan Party’s accountants.

SECTION 5.12 Use of Proceeds. The Loan Parties will, and will cause each of their respective Subsidiaries to, use the proceeds of the Loans for general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Law or of any Loan Document.

SECTION 5.13 Sanctions; Anti-Corruption Laws. The Loan Parties will maintain in effect policies and procedures designed to promote compliance by the Loan Party, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

SECTION 5.14 Existing Loan Document Information. The Loan Parties agree to promptly provide copies of any information or materials provided in connection with the Existing Loan Documents to the Lender and provide the Lender reasonable opportunity to participate in any meetings or calls with the Borrower and/or its management (subject to any binding confidentiality obligations provided therein).

SECTION 5.15 Post-Closing. The Borrower will, and will cause each of its Subsidiaries to, take each of the actions set forth on Schedule 5.15 within the time period prescribed therefor on such schedule (as such time period may be extended by the Lender in its sole discretion).

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been paid in full, the Loan Parties jointly covenant and agree with the Lender that:

SECTION 6.01 Indebtedness. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)     Indebtedness under the Loan Documents;

(b)     Indebtedness outstanding on the date hereof and listed on Schedule 6.01 and any refinancings, refundings, renewals or extensions thereof, in each case, to the extent such Indebtedness is expressly permitted by the Existing Loan Documents; provided that the amount of such Indebtedness and the commitments under such Existing Loan Documents is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)     Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(d)     Indebtedness outstanding pursuant to any Securitization Financing.

SECTION 6.02 Liens. The Loan Parties will not, and will not permit any of their respective Subsidiaries, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)     Liens existing on the date hereof and listed on Schedule 6.02 and any renewals or extensions thereof, in each case, to the extent each such Lien is expressly permitted by the Existing Loan Documents, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.01(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is expressly permitted by Section 6.01(b);

(b)     Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)     pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and (ii) public utility services provided to the Borrower or a Subsidiary;

(e)     deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)     easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(g)     Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(j) or (n);

(h)     Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(i)     any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses expressly permitted by this Agreement that are entered into in the ordinary course of business;

(j)     leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, or (ii) secure any Indebtedness; and

(k)     Liens existing pursuant to any Securitization Financing.

SECTION 6.03 Fundamental Changes. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)     any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Wholly-Owned Subsidiary is merging with another Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person;

(b)     any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Wholly-Owned Subsidiary, then the transferee shall either be the Borrower or another Wholly-Owned Subsidiary;

(c)     the Borrower and its Subsidiaries may make Dispositions expressly permitted by Section 6.04;

(d)     any Investment expressly permitted by Section 6.06 may be structured as a merger, consolidation or amalgamation;

(e)     any Subsidiary may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing; and

(f)     transactions entered into pursuant to any Securitization Financing.

SECTION 6.04 Dispositions. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:

(a)     Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)     Dispositions of inventory and Investments in the ordinary course of business;

(c)     Dispositions of equipment or real property (other than real property acquired or held as inventory) in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)     Dispositions of property by any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary in the ordinary course of business;

(e)     Dispositions expressly permitted by Section 6.03;

(f)     leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries;

(g)     Dispositions (including via abandonment, permission to lapse or dedication to the public) of intellectual property rights that are no longer used or useful in the business of the Borrower and its Subsidiaries as reasonably determined by the Borrower in good faith;

(h)     Restricted Payments expressly permitted by Section 6.05 and Investments expressly permitted by Section 6.06; and

(i) Dispositions (including dispositions of real property) made pursuant to any Securitization Financing.

SECTION 6.05 Restricted Payments. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom each Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of such Equity Interests in respect of which such Restricted Payment is being made and pursuant to any Securitization Financing.

SECTION 6.06 Investments. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, make any Investments, except:

(a)     Investments held by the Loan Party or such Subsidiary in the form of Cash Equivalents;

(b)     (i) Investments in Subsidiaries in existence on the Closing Date and identified on Schedule 6.06, and (ii) other Investments in existence on the Closing Date and identified on Schedule 6.06, and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof, in each case, to the extent expressly permitted by the Existing Loan Documents;

(c)     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors in the ordinary course of business to the extent reasonably necessary in order to prevent or limit loss as determined by the Borrower in good faith;

(d)     Investments consisting of the indorsement by any of the Loan Parties or their respective Subsidiaries of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;

(e)     to the extent constituting an Investment, transactions otherwise expressly permitted by Sections 6.01, 6.03 and 6.05, in each case, to the extent expressly permitted by the Existing Loan Documents; and

(f)     Investments pursuant to Securitization Financing.

SECTION 6.07 Transactions with Affiliates. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Party or such Subsidiary as would be obtainable by the Loan Party or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate or pursuant to any Securitization Financing.

SECTION 6.08 Certain Restrictive Agreements. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the Existing Loan Documents or any definitive documentation pursuant to any Securitization Financing) that, directly or indirectly, (a) limits the ability of (i) any Subsidiary to make Restricted Payments to the Loan Parties or to otherwise transfer property to the Loan Parties or (ii) any Subsidiary to Guarantee Indebtedness of the Loan Parties or (iii) the Loan Parties or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

SECTION 6.09 Changes in Fiscal Periods. The Borrower will not permit the last day of its fiscal year to end on a day other than December 31 or change the Borrower’s method of determining its fiscal quarters.

SECTION 6.10 Changes in Nature of Business. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, engage to any material extent in any business other than those businesses conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto or representing a reasonable expansion thereof, including, without limitation, acquiring and holding single family residences for rental purposes.

SECTION 6.11 Restriction on Use of Proceeds. The proceeds of the Borrowing are restricted and will not be applied to any claim until each of the items on Schedule 5.15 hereto have been completed as confirmed in writing by the Lender. The Borrower will not use the proceeds of the Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.12 Amendments; Modifications. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, amend or modify its Organizational Documents or any of the Existing Loan Documents in a manner that would be materially adverse to the rights or interests of the Lender without the Lender’s prior written consent; provided any applicable Existing Loan Document may be amended by the Borrower or any of its Subsidiaries in connection with any Securitization Financing, including any Securitization Financing pursuant to any Existing Loan Documents, in each case, so long as the terms thereof are not otherwise prohibited hereby.

SECTION 6.13 Sanctions; Anti-Corruption Use of Proceeds. The Loan Parties will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor, or otherwise).

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)     any of the Loan Parties shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     any of the Loan Parties shall fail to pay any interest on any Loan or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)     any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(d)     any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03(a), 5.04 (with respect to any Loan Party’s existence), 5.12, 5.15 or in Article VI;

(e)     any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section) and such failure shall continue unremedied for a period of 30 or more days after notice thereof to any Loan Party;

(f)     (i) any of the Loan Parties or any of their respective Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents), in each case beyond the applicable grace period with respect thereto, if any; or (ii) any Loan Party or any Subsidiary shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (f)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is expressly permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such documents;

(g)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)     any of the Loan Parties or any of their respective Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)     any of the Loan Parties or any of their respective Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)     there is entered against the any of the Loan Parties or any of their respective Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(k)     any event that has resulted in a Material Adverse Effect;

(l)     a Change of Control shall occur;

(m)     any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

(n)     the occurrence by the Borrower or any of its Subsidiaries of any event of default (or similar term) under any of the Existing Loan Documents; provided that, to the extent such underlying event of default is cured under the applicable Existing Loan Document prior to the Acceleration of the Loans hereunder or any acceleration of obligations under any Existing Loan Document, any Event of Default arising under this clause (n) based solely on such underlying event of default shall automatically be deemed cured;

then, and in every such event (other than an event with respect to the Loan Parties described in clause (g) or (h) of this Section), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i)     declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties (collectively, “Acceleration of the Loans”); and

(ii)     exercise on behalf of itself and the Lender all rights and remedies available to it and the Lender under the Loan Documents and Applicable Law;

provided that, in case of any event with respect to any Loan Party described in clause (g) or (h) of this Section, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Lender by the Borrower or the Lender, all payments received on account of the Obligations shall be applied as follows:

(i)     first, to payment of that portion of the Obligations constituting indemnities, expenses and other amounts (including disbursements and other charges of counsel payable under Section 9.03) payable to the Lender in its capacity as such;

(ii)     second, to payment of that portion of the Obligations constituting indemnities and other amounts (other than principal and interest) payable to the Lender

(including disbursements and other charges of counsel payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)     third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lender in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)     fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lender in proportion to the respective amounts described in this clause (iv) payable to them;

(v)     fifth, to the payment in full of all other Obligations, in each case ratably among the Lender based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)     finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII

[RESERVED]

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices; Public Information.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i)	if to the Borrower or any Loan Party:

OfferPad, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attention:

Benjamin Aronovitch, Chief Legal Officer

Michael Burnett, Chief Financial Officer

Telephone:

Email:

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Scott Ollivierre

Telephone:

Email:

and

(ii)	if to the Lender, to it at:

1 First American Way

Santa Ana, CA 92707

Attention: John Kang

Telephone:

Email:

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071-3197

Attention: Cromwell Montgomery

Telephone:

Email:

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)     Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender pursuant to Article II if the Lender has notified the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)     Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments.

(a)     No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Lender hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Lender; provided that the foregoing shall not prohibit (i) the Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.13) or (ii) the Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law.

(b)     Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Lender, and acknowledged by the Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

In addition, notwithstanding anything in this Section to the contrary, if the Lender and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Lender and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective upon the Lender’s written consent.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses. The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender) in connection with the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)     Indemnification by the Borrower. The Borrower shall indemnify the Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i)

the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or the Lender in their capacities as such). Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)     [Reserved].

(d)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)     Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.

(f)     Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 9.04 Successors and Assigns.

(a)     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Lender nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party (and any other attempted assignment or transfer by any party hereto shall be null and void), other than in connection with any assignments by Lender to any of its Affiliates; provided that, notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Lender and its Affiliates may assign or otherwise transfer any of its rights or obligations hereunder upon the occurrence and during the continuation of an Event of Default without any consent of the Borrower. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby). There shall not be any participation in the Loans.

(b)     Register. The Borrower shall maintain a register for the recordation of the names and addresses of the Lender, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. No assignment or transfer of any rights or obligations of the Lender under this Agreement shall be effective until it is recorded in the Register. The Register shall be available for inspection by the Borrower and the Lender, at any reasonable time and from time to time upon reasonable prior notice.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Borrowings hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.15, 9.03, 9.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a)     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of the Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Etc.

(a)     Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)     Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)     Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or any Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to any Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Lender, the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Each of Lender and the Borrower agrees and acknowledges that this Agreement may be disclosed in its entirety in connection with any SEC filing.

For purposes of this Section, “Information” means all confidential information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 PATRIOT Act. The Lender subject to the PATRIOT Act hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by the Lender. Any amount collected by the Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

SECTION 9.15 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) the Lender agrees to pay to the Lender upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Lender, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Lender is arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Lender and its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OFFERPAD, INC., as Borrower

By
Name:
Title:

[Signature Page to Credit Agreement]

LENDER

FIRST AMERICAN TITLE INSURANCE COMPANY, as Lender

By
Name:
Title:

[Signature Page to Credit Agreement]

Schedule 2.01

Commitments and Lender

On the Closing Date:

Name of Lender	Initial Commitment
First American Title Insurance Company, a Nebraska corporation	$30,000,000
TOTAL	$30,000,000

On the Amendment No 1. Effective Date:

Name of Lender	Additional Commitment
First American Title Insurance Company, a Nebraska corporation	$25,000,000
TOTAL	$25,000,000

Schedule 5.15

Post-Closing

1.

The Lender shall have received a duly executed subordination agreement in form and substance reasonably satisfactory to the Lender with respect to the Existing Unsecured Promissory Notes (in an amount representing $1,800,000 or such lower amount as mutually agreed by the Lender and the Borrower) from each applicable payee by July 16, 2021. The Borrower shall use best efforts to cause to have each applicable payee deliver a duly executed subordination agreement in form and substance reasonably satisfactory to the Lender with respect to each of the Existing Unsecured Promissory Notes from each applicable payee by July 16, 2021.

2.

The Lender shall have received a duly executed security and pledge agreement with respect to the issued and outstanding equity securities of OfferPad (SPVBORROWER1), LLC, a Delaware limited liability company in form and substance reasonably satisfactory to the Lender by July 16, 2021.

Schedule 6.01

Indebtedness

1.

Amended and Restated Mezzanine Loan and Security Agreement, dated as of March 31, 2021, by and among OP SPE BORROWER PARENT, LLC, OP SPE PHX1, LLC, OP SPE TPA1, LLC and LL Private Lending Fund II, L.P.

2.	Pledge and Security Agreement, dated as of March 31, 2021, made by OP SPE Borrower Parent, LLC for the benefit of LL Private Lending Fund II, L.P.

3.	Pledge and Security Agreement, dated as of March 31, 2021, made by OP SPE Holdco, LLC for the benefit of for the benefit of LL Private Lending Fund II, L.P.

4.

Fifth Amended and Restated Loan and Security Agreement, dated as of March 31, 2021, by and among OfferPad (SPVBORROWER1), LLC, LL Private Lending Fund, L.P., LL Private Lending Fund II, L.P. and LL Funds, LLC.

5.

Third Amended and Restated Pledge and Security Agreement, dated as of March 31, 2021, by OfferPad, Inc., in favor of LL Funds, LLC as collateral agent for LL Private Lending Fund, L.P., as senior lender and LL Private Lending Fund II, L.P., as mezz lender.

6.

Second Amended and Restated Master Loan and Security Agreement, dated as of June 23, 2021, by and among Citibank, N.A., OP SPE Borrower Parent, LLC, OP SPE PHX1, LLC, OP SPE TPA1, LLC and Wells Fargo Bank, N.A.

7.	Pledge and Security Agreement, dated as of August 10, 2018, between OP SPE Borrower Parent, LLC and Citibank, N.A.

8.	Pledge and Security Agreement, dated as of August 10, 2018, between OP SPE Holdco, LLC and Citibank, N.A.

9.	Credit Agreement, dated as of February 7, 2020, by and among Elevation Solar Leasing, LLC and La Familia Financial Limited Partnership.

10.	Pledge Agreement, dated as of February 7, 2020, by OfferPad, LLC in favor of La Familia Financial Limited Partnership.

11.	Security Agreement, dated as of February 7, 2020, by Elevation Solar Leasing, LLC in favor of La Familia Financial Limited Partnership.

12.

Commercial Premium Finance Agreement - Promissory Note, dated as of September 9, 2020, by and among the Company, OfferPad, LLC and Elevation Solar Leasing, LLC, as borrowers, and AFCO Credit Corporation, as lender.

13.	Amended and Restated Limited Guaranty and Recourse Indemnity Agreement, dated as of March 31, 2021, by Offerpad, Inc., for the benefit of LL Private Lending Fund II, L.P., as lender.

14.

Third Amended and Restated Unconditional Guaranty, dated as of March 31, 2021, by OfferPad, Inc. and OfferPad, LLC for the benefit of LL Private Lending Fund, L.P., as senior lender and LL Private Lending Fund II, L.P., as mezz lender.

15.	Amended and Restated Limited Guaranty and Recourse Indemnity Agreement, dated as of February 25, 2021, by Offerpad, Inc., for the benefit of Citibank, N.A.

16.	Existing Unsecured Promissory Notes.

Lender Name	Lender Name as shown in the Promissory Note	Principal Balance as of 5/31/21
Ira Gaines	Ira J. Gaines Revocable Trust	250,000
Bryan Biddulph	Bryan Biddulph	600,000
Kevin & Trina Brinkman	IRA Services Trust Company CFBO Trina L. Brinkman IRA547554	162,538
Kevin & Trina Brinkman	IRA Services Trust Company CFBO Kevin W. Brinkman IRA547566	111,657
Kevin & Trina Brinkman	Kevin & Trina Brinkman	269,219
Don Larkin	Don Larkin	219,135
Scott Simonton		592,328
Jason Merck		500,000
Kaela Bair		50,000
BonJean Investments		200,000
Tracy & Ashlee Anderson	Tracy & Ashlee Anderson	300,000
Scott Genta	SNG Trust I	400,000

Total		3,654,878

Schedule 6.02

Liens

Schedule 6.01 is incorporated herein by reference other than item 16 thereto.

	Debtor	Secured Party	Jurisdiction	File Number/ Date Filed	File Type
1.	OfferPad, Inc.	LL Funds, LLC	Delaware Secretary of State	20166695470 10/31/2016	UCC-1

Schedule 6.06

Investments

1.	To the extent applicable, Schedule 6.01 is incorporated herein by reference.

2.	Subsidiaries noted below.

Entity	Jurisdiction
OfferPad, LLC	Arizona
Elevation Solar Leasing, LLC	Arizona
OfferPad Mortgage, LLC	Arizona
OfferPad Brokerage, LLC	Arizona
OfferPad Brokerage “FL,” LLC	Florida
OP Contracting AZ, LLC	Arizona
OP Contracting GA, LLC	Georgia
OP Contracting TX, LLC	Texas
OfferPad Brokerage CA, Inc.	California
OfferPad (SPVBorrower), LLC	Delaware
OfferPad (SPVBorrower1), LLC	Delaware
OP SPE HOLDCO, LLC	Delaware
OP SPE BORROWER PARENT, LLC	Delaware
OP SPE PHX1, LLC	Delaware
OP SPE TPA1, LLC	Delaware